Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three and Six Months Ended June 30, 2019

Share Repurchases of $75 Million in Second Quarter

HOUSTON, Texas – July 25, 2019 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended June 30, 2019. The Company reported a net loss of $49.4 million, or $0.24 per share, for the second quarter of 2019, compared to a net loss of $10.7 million, or $0.05 per share, for the quarter ended June 30, 2018. Excluding charges discussed below, the net loss for the second quarter would have been $35.9 million, or $0.17 per share. Revenues for the second quarter of 2019 were $676 million, compared to $854 million for the second quarter of 2018.

Adjusted EBITDA for the second quarter, excluding non-cash charges discussed below, totaled $177 million and exceeded capital expenditures by $80 million.

For the six months ended June 30, 2019, the Company reported a net loss of $78.1 million, or $0.37 per share, compared to a net loss of $45.1 million, or $0.21 per share, for the six months ended June 30, 2018. Revenues for the six months ended June 30, 2019, were $1.4 billion, compared to $1.7 billion for the same period in 2018.

Adjusted EBITDA for the first half of 2019, excluding non-cash charges discussed below, totaled $368 million and exceeded capital expenditures by $153 million.

Financial results for the three and six months ended June 30, 2019 include pre-tax, non-cash charges totaling $16.3 million ($13.5 million after-tax or $0.07 per share). These charges include $3.6 million of bad debt expense and a $12.7 million charge to reduce the carrying value on our balance sheet of a deposit placed in 2017 on future sand purchases. This deposit was part of a capacity reservation contract that increased our access to finer grades of sand, which were in tight supply at the time. As prices for sand have substantially decreased, the Company has purchased lower-cost sand outside of this capacity reservation contract and has revalued the deposit at its expected realizable value.

During the second quarter, the Company spent $75.0 million to repurchase 6.3 million shares, which brings the total repurchases for the first half of 2019 to $150 million for 11.7 million shares. Subsequent to the end of the second quarter, the Company’s Board has increased the repurchase authorization to $250 million.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “E&P companies are being extra vigilant this year in monitoring their spend due to commodity price volatility and the increased focus on spending within their budgets. We believe E&P companies are slowing drilling and completion activity to smooth their spending run rate and reduce the risk of budget exhaustion later in the year. Our rig count, which averaged 158 rigs during the second quarter, is expected to average 142 rigs during the third quarter.”

Mr. Hendricks added, “During the second quarter, average rig revenue per operating day increased to $24,200, and average rig margin per operating day increased to $10,170. These results include the benefit of $280 per operating day from $4.0 million of revenue from early contract terminations. Average rig direct operating cost per operating day was $14,030 for the second quarter, compared to $13,880 for the first quarter.

“As of June 30, 2019, we had term contracts for drilling rigs providing for approximately $720 million of future dayrate drilling revenue, compared to $650 million at the end of the first quarter, as we signed long-term contract extensions with a major oil company. Based on contracts currently in place, we expect an average of 92 rigs operating under term contracts during the third quarter, and an average of 58 rigs operating under term contracts during the 12 months ending June 30, 2020.

“In pressure pumping, second quarter results were similar to the first quarter as improving operational efficiencies offset a decline in the number of active spreads. We ended the second quarter with 15 active spreads. Pressure pumping gross margin for the second quarter was $44.9 million on revenues of $251 million, compared to first quarter gross margin of $44.9 million on revenues of $248 million. Adjusted EBITDA per spread increased by 18% during the second quarter.

“Across the pressure pumping industry, we expect completion activity will follow drilling activity lower in the third quarter. We expect to maintain 15 active spreads during the third quarter, but we expect lower utilization of the active spreads will negatively impact pressure pumping revenues and margin.

“In directional drilling, gross margin improved to $8.1 million in the second quarter from $7.4 million in the first quarter, as we focused on improving our efficiency and reducing costs. In the second quarter, directional drilling direct operating costs decreased by $3.5 million to $42.1 million, offsetting a $2.7 million reduction in revenues to $50.2 million.”

Mr. Hendricks concluded, “The second quarter was another quarter of strong cash flow generation as we reduced capital spending during the quarter. Given current market conditions, we remain focused on generating strong cash flow and are therefore reducing our expected capital expenditures for 2019 to approximately $400 million from our prior expectation of $465 million.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “During the second quarter, our strong cash flow allowed us to return more than $83 million of cash to shareholders through share repurchases and dividends, while investing in the maintenance of our equipment and increasing our cash position to $256 million at the end of the quarter. The $150 million of share repurchases during the first half of 2019 represents 5.5% of the outstanding shares at the beginning of the year.

“Given our current public market equity valuation, our cash balance and expected future cash flow generation, we will likely allocate additional capital to both share repurchases and debt repayment in the back half of 2019,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.04 per share, payable on September 19, 2019, to holders of record as of September 5, 2019.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended June 30, 2019, is scheduled for today, July 25, 2019, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International). The conference ID for both numbers is 2169645. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at https://investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; and anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings. Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
REVENUES	$675,765	$854,418	$1,379,936	$1,663,582
COSTS AND EXPENSES:
Direct operating costs	467,643	621,757	956,968	1,210,744
Depreciation, depletion, amortization and impairment	208,688	212,384	423,098	422,276
Selling, general and administrative	34,894	35,663	67,449	68,480
Provision for bad debts	3,594	—	3,594	—
Merger and integration expenses	—	747	—	2,738
Other operating expenses (income), net	9,071	(7,129)	335	(9,550)

Total costs and expenses	723,890	863,422	1,451,444	1,694,688

OPERATING LOSS	(48,125)	(9,004)	(71,508)	(31,106)

OTHER INCOME (EXPENSE):
Interest income	1,756	2,360	2,788	3,783
Interest expense, net of amount capitalized	(13,298)	(12,667)	(26,282)	(26,292)
Other	92	216	209	385

Total other expense	(11,450)	(10,091)	(23,285)	(22,124)

LOSS BEFORE INCOME TAXES	(59,575)	(19,095)	(94,793)	(53,230)
INCOME TAX BENEFIT	(10,128)	(8,382)	(16,732)	(8,100)

NET LOSS	$(49,447)	$(10,713)	$(78,061)	$(45,130)

NET LOSS PER COMMON SHARE:
Basic	$(0.24)	$(0.05)	$(0.37)	$(0.21)
Diluted	$(0.24)	$(0.05)	$(0.37)	$(0.21)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	207,499	220,093	209,671	220,436
Diluted	207,499	220,093	209,671	220,436
CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.04	$0.08	$0.06

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Contract Drilling:
Revenues	$348,138	$349,922	$720,530	$677,725
Direct operating costs	$201,792	$217,674	$420,994	$430,257
Margin (1)	$146,346	$132,248	$299,536	$247,468
Selling, general and administrative	$1,450	$1,561	$3,106	$2,967
Depreciation, amortization and impairment	$128,402	$130,938	$258,719	$261,855
Operating income (loss)	$16,494	$(251)	$37,711	$(17,354)

Operating days – United States	14,323	15,943	29,982	30,927
Operating days – Canada	62	55	190	289
Operating days – Total	14,385	15,998	30,172	31,216

Average revenue per operating day – United States	$24.23	$21.90	$23.92	$21.75
Average direct operating costs per operating day – United States	$14.00	$13.59	$13.92	$13.75
Average margin per operating day – United States (1)	$10.23	$8.31	$9.99	$8.00
Average rigs operating – United States	157	175	166	171

Average revenue per operating day – Canada	$17.74	$14.35	$18.23	$17.71
Average direct operating costs per operating day – Canada	$20.55	$18.78	$18.59	$17.57
Average margin per operating day – Canada (1)	$(2.81)	$(4.44)	$(0.37)	$0.13
Average rigs operating – Canada	1	1	1	2

Average revenue per operating day – Total	$24.20	$21.87	$23.88	$21.71
Average direct operating costs per operating day – Total	$14.03	$13.61	$13.95	$13.78
Average margin per operating day – Total (1)	$10.17	$8.27	$9.93	$7.93
Average rigs operating – Total	158	176	167	172
Capital expenditures	$47,664	$121,095	$123,389	$196,342

Pressure Pumping:
Revenues	$251,008	$425,303	$498,609	$832,087
Direct operating costs	$206,137	$342,885	$408,885	$663,855
Margin (2)	$44,871	$82,418	$89,724	$168,232
Selling, general and administrative	$3,094	$3,919	$6,580	$7,822
Depreciation, amortization and impairment	$56,185	$57,862	$116,320	$114,384
Operating income (loss)	$(14,408)	$20,637	$(33,176)	$46,026

Fracturing jobs	122	217	286	421
Other jobs	193	264	456	544
Total jobs	315	481	742	965

Average revenue per fracturing job	$2,028.33	$1,932.62	$1,711.92	$1,948.88
Average revenue per other job	$18.40	$22.44	$19.73	$21.34
Average revenue per total job	$796.85	$884.21	$671.98	$862.27
Average costs per total job	$654.40	$712.86	$551.06	$687.93
Average margin per total job (2)	$142.45	$171.35	$120.92	$174.33
Margin as a percentage of revenues (2)	17.9%	19.4%	18.0%	20.2%
Capital expenditures	$38,802	$56,195	$70,202	$81,118

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Directional Drilling:
Revenues	$50,218	$52,705	$103,177	$101,321
Direct operating costs	$42,102	$43,685	$87,704	$81,374
Margin (3)	$8,116	$9,020	$15,473	$19,947
Selling, general and administrative	$2,536	$4,824	$5,193	$9,762
Depreciation and amortization	$10,870	$11,874	$21,237	$22,776
Operating loss	$(5,290)	$(7,678)	$(10,957)	$(12,591)

Margin as a percentage of revenues (3)	16.2%	17.1%	15.0%	19.7%
Capital expenditures	$3,450	$10,034	$5,562	$22,863

Other Operations:
Revenues	$26,401	$26,488	$57,620	$52,449
Direct operating costs	$17,612	$17,513	$39,385	$35,258
Margin (4)	$8,789	$8,975	$18,235	$17,191
Selling, general and administrative	$4,649	$3,923	$7,511	$6,914
Depreciation, depletion, amortization and impairment	$11,457	$9,829	$23,245	$19,143
Operating loss	$(7,317)	$(4,777)	$(12,521)	$(8,866)
Capital expenditures	$6,230	$7,311	$14,003	$16,707

Corporate:
Selling, general and administrative	$23,165	$21,436	$45,059	$41,015
Merger and integration expenses	$—	$747	$—	$2,738
Depreciation	$1,774	$1,881	$3,577	$4,118
Provision for bad debts	$3,594	$—	$3,594	$—
Other operating expenses (income), net	$9,071	$(7,129)	$335	$(9,550)
Capital expenditures	$773	$227	$2,104	$753

Total capital expenditures	$96,919	$194,862	$215,260	$317,783

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation and amortization and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion, amortization and impairment and selling, general and administrative expenses.

	June 30,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2019	2018
Cash and cash equivalents	$255,514	$245,029
Current assets	$897,744	$950,197
Current liabilities	$470,044	$526,316
Working capital	$427,700	$423,881
Long-term debt	$1,119,648	$1,119,205

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(49,447)	$(10,713)	$(78,061)	$(45,130)
Income tax benefit	(10,128)	(8,382)	(16,732)	(8,100)
Net interest expense	11,542	10,307	23,494	22,509
Depreciation, depletion, amortization and impairment	208,688	212,384	423,098	422,276

Adjusted EBITDA	$160,655	$203,596	$351,799	$391,555

Total revenues	$675,765	$854,418	$1,379,936	$1,663,582
Adjusted EBITDA margin	23.8%	23.8%	25.5%	23.5%

Adjusted EBITDA by operating segment:
Contract drilling	$144,896	$130,687	$296,430	$244,501
Pressure pumping	41,777	78,499	83,144	160,410
Directional drilling	5,580	4,196	10,280	10,185
Other operations	4,140	5,052	10,724	10,277
Corporate	(35,738)	(14,838)	(48,779)	(33,818)

Consolidated Adjusted EBITDA	$160,655	$203,596	$351,799	$391,555

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2019	2019
Adjusted EBITDA	$160,655	$351,799

Reverse certain items:
Writedown of capacity reservation contract	12,673	12,673
Provision for bad debts	3,594	3,594

Adjusted EBITDA, excluding certain non-cash charges (2)	$176,922	$368,066

(2)

We present Adjusted EBITDA, excluding certain non-cash charges, in order to convey to investors our performance on a basis that, by excluding certain items, is more comparable to our Adjusted EBITDA performance information reported in previous periods. Adjusted EBITDA, excluding certain non-cash charges, should not be construed as an alternative to the U.S. GAAP measure of net income (loss).

PATTERSON-UTI ENERGY, INC.

Pro Forma Net Loss Per Share

(unaudited, dollars in thousands)

	Three Months Ended June 30, 2019
	As Reported		Pro Forma
	Total	Per Share	Total	Per Share (1)

Net loss as reported	$(49,447)	$(0.24)	$(49,447)	$(0.24)

Reverse certain items:
Pretax amounts:
Writedown of capacity reservation contract			12,673
Provision for bad debts			3,594
			16,267
Income tax benefit			(2,765)
After tax amount			13,502	$0.07

Net loss attributed to common shareholders	(49,447)	$(0.24)	(35,945)	$(0.17)

Weighted average number of common shares
outstanding, excluding non-vested shares
of restricted stock	207,499		207,499
Add dilutive effect of potential common shares	—		—
Weighted average number of diluted common
shares outstanding	207,499		207,499

Effective income tax rate	17.0%		17.0%

(1)

We present pro forma net loss per share in order to convey to investors our performance on a basis that, by excluding certain items, is more comparable to our earnings per share information reported in previous periods. Pro Forma Net Loss per Share should not be construed as an alternative to U.S. GAAP earnings per share.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2019	2019
	Second	First
	Quarter	Quarter	Change
Contract drilling revenues	$348,138	$372,392	$(24,254)
Operating days - Total	14,385	15,787	(1,402)
Average rigs operating - Total	158	175	(17)
Average revenue per operating day - Total	$24.20	$23.59	$0.61
Early termination revenue	$4,035	$987	$3,048
Average early termination revenue per operating day - Total	$0.28	$0.06	$0.22
Direct operating costs - Total	$201,792	$219,202	$(17,410)
Average direct operating costs per operating day - Total	$14.03	$13.88	$0.15
Average margin per operating day - Total	$10.17	$9.70	$0.47

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin

(unaudited, dollars in thousands)

	2019	2019
	Second	First
	Quarter	Quarter	Change

Pressure pumping revenues	$251,008	$247,601	$3,407
Direct operating costs	206,137	202,748	3,389
Margin	$44,871	$44,853	$18

	2019	2019
	Second	First
	Quarter	Quarter	Change
Pressure pumping Adjusted EBITDA	$41,777	$41,367	$410
Average active spreads	15.2	17.7	(2.5)
Adjusted EBITDA per average active spread	$2,748	$2,337	$411
Percentage change in Adjusted EBITDA per average active spread			18%

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, in thousands)

	2019	2019
	Second	First
	Quarter	Quarter	Change

Directional drilling revenues	$50,218	$52,959	$(2,741)
Direct operating costs	42,102	45,602	(3,500)
Margin	$8,116	$7,357	$759